Exhibit (a)(5)(ii)

News Release

Firsthand Technology Value Fund Announces
Extension of Tender Offer

San Jose, CA, January 24, 2020 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced today that it has extended the expiration date of its previously announced “modified Dutch auction” tender offer (the “Tender Offer”) to purchase up to $4 million of its common stock at a price per share not less than $6.00 and not greater than $8.00 per share, in $0.10 increments.

The Tender Offer was previously scheduled to expire at 5:00 P.M. Eastern Standard Time on January 30, 2020, and will instead expire at 5:00 P.M. Eastern Standard Time on February 14, 2020, or on such later date to which the Tender Offer is further extended. The Tender Offer is being extended to provide shareholders with sufficient time to consider additional disclosures that were made by the Fund today, and those that may be made by the Fund prior to the expiration of the Tender Offer.

Computershare Trust Fund, N.A., the depositary for the Tender Offer, has advised the Fund that, as of 5:00 P.M. Eastern Standard Time on Thursday, January 23, 2020, an aggregate of 44,958 shares of common stock were properly tendered and not properly withdrawn. Shareholders who have previously validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to the extension of the Tender Offer.

Other than this extension, the terms and conditions of the Tender Offer have not changed.  Full details of the terms and conditions of the Tender Offer are included in the Fund’s Offer to Purchase and in the Letter of Transmittal relating to the Tender Offer that have been previously distributed to shareholders and filed with the SEC. Georgeson LLC is serving as information agent for the Tender Offer. Shareholders with questions, or who would like to receive additional copies of the Tender Offer documents, may call Georgeson at (888) 219-8320.

News Release

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as defined under the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com